090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number: 20120397920-95
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time: 06/04/2012 3:30 PM
	Entity Number: C3159-1991

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Aethlon Medical, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

"Article V. Common Stock and Voting.

The Corporation shall have the authority to issue an aggregate of five hundred million (500,000,000) shares, with a par value of $.001 per share. All shares will be of the same class, designated 'common' shares, with the same rights. Shares may only be issued as fully paid and non-assessable, and may be issued at such times, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Each common share shall be entitled to one vote concerning all matters as to which the Corporation's stockholders shall be entitled to vote. The Corporation's common stock shall not be subject to assessment to pay any debts of the Corporation."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 89,118,817 shares voted in favor

4. Effective date and time of filing: (optional) Date: ____ Time: ____
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.